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                                                                     EXHIBIT 1.1

                         ANADARKO PETROLEUM CORPORATION
                                 DEBT SECURITIES
                                 TERMS AGREEMENT

                                                        Dated: February 19, 2002

To:      Anadarko Petroleum Corporation
         17001 Northchase Drive
         Houston, Texas 77060
         Attention: Vice President and Treasurer

Re:      Underwriting Agreement (Standard Provisions) Debt Securities 2001

Title of Securities:  5?% Notes due March 1, 2007

Indenture:        Dated as of March 9, 2001 between Anadarko Petroleum
                  Corporation and The Bank of New York

Principal amount to be issued: $650,000,000

Current ratings:        Baa1/BBB+

Interest rate:          Payable: March 1 and September 1 beginning September 1,
                                 2002

Date of maturity:       March 1, 2007

Public offering price:  99.469%

Purchase price:         98.869%

Specified funds for payment of purchase price: The funds will be used to pay down floating-rate debt.

Closing date and location:   February 22, 2002 in the City of New York

Lock-up Period:   None

Additional co-managers, if any:     Bank of America Securities LLC
                                    RBC Dominion Securities Corporation

Subject to the terms and provisions of the above referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof to the same extent as if such terms and provisions had been set forth in full herein, the Company agrees to sell and each Underwriter severally agrees to purchase the principal amount of Firm Securities set forth opposite its name.

         NAME                                        PRINCIPAL AMOUNT
         ----                                        ----------------
Credit Suisse First Boston Corporation                 $260,000,000
J.P. Morgan Securities Inc.                             260,000,000
Bank of America Securities LLC                           65,000,000
RBC Dominion Securities Corporation                      65,000,000




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Redemption provisions: The Company may redeem the Securities prior to maturity, in whole or in part, at a redemption price equal to the sum of 100% of the principal amount, plus accrued interest to the redemption date, plus a make-whole premium. The make-whole premium is based on the present values of interest and principal payments that, but for the redemption, would have been payable, discounted at a rate equal to the Treasury Yield (as defined in the prospectus supplement) plus 15 basis points.

Sinking fund requirements:   None

Conversion provisions:       None

Initial conversion price:    N/A

Initial conversion date:     N/A

Final conversion date:       N/A

Delivery date:               N/A

Minimum Contract:            N/A

Maximum aggregate principal amount:

Fee:              60 basis points

Other terms:
Section 4 of the Underwriting Agreement is hereby amended by adding the following section:

         "(f) At the applicable Closing Time, there shall not have been any downgrading from the ratings specified in the Terms Agreement of any debt securities of the Company by any 'nationally recognized statistical rating organization' (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating)."

Section 8 of the Underwriting Agreement is hereby amended as follows:

1. Replace the words "any new outbreak of hostilities" in the second sentence with the words "any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress".

2. Insert the words "of a majority in interest of the Underwriters" in the second sentence after the words "reasonable judgment".

3. Delete the words "of such of you as are named in such Terms Agreement" in the second sentence.

4. Add the words at the end of the second sentence "or (iii) any major disruption of settlements of securities or clearance services in the United States."



                                       2
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We represent that as representatives of the several Underwriters we are entitled to execute this Terms Agreement on behalf of the several Underwriters and otherwise to act as representatives on their behalf. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given by us as representatives of the several Underwriters.

                                    CREDIT SUISSE FIRST BOSTON CORPORATION

                                    By /s/ CHARLIE THOMPSON
                                       -----------------------------------------
                                    Address for Notices:
                                    11 Madison Avenue
                                    19th Floor
                                    New York, New York 10010

                                    J.P. MORGAN SECURITIES INC.

                                    By /s/ MARIA SRAMEK
                                       -----------------------------------------
                                    Address for Notices:
                                    270 Park Avenue
                                    8th Floor
                                    New York, New York 10017

                                    Acting on behalf of themselves and the other named Underwriters.


Accepted:
ANADARKO PETROLEUM CORPORATION

By /s/ AL RICHEY
   ----------------------------------
Title:  Vice President and Treasurer